State of Delaware
Secretary of State
Division of Corporations
Delivered 10:42 AM 03/12/2012
FILED 10:35 AM 03/12/2012
SRV 120298102 - 2096937 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

ACORN ENERGY, INC.

Pursuant to Section 245 of the General Corporation Law of the State of Delaware

The undersigned, being the Secretary of Acorn Energy, Inc. (the "Corporation") does hereby CERTIFY as follows:

1. The name of the Corporation is Acorn Energy, Inc. The Corporation was originally incorporated under the name Defense Software & Systems, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 23, 1986.

2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation only restates and integrates, and does not further amend, the provisions of the Certificate of Incorporation of the corporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Certificate of Incorporation as heretofore amended and supplemented is hereby restated to read in its entirety as follows:

FIRST: The name of the corporation is Acorn Energy, Inc. (the "Corporation").

SECOND: The address of the Corporation's registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 30,000,000 shares, par value $.01 per share, all of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.

FIFTH: The Board of Directors of the Corporation is expressly authorized to make, alter or repeal by-laws of the Corporation, but the stockholders may make additional by-laws and may make or repeal any by-law whether adopted by them or otherwise.

SIXTH: Election of directors need not be by written ballot, except and to the extent provided in the by-laws of the Corporation.

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

IN WITNESS WHEROF, the undersigned, being the authorized officer hereinabove identified of the Corporation, does hereby execute this Restated Certificate of Incorporation this 12th day of March 2012.

Heather K. Mallard

Name: Heather K. Mallard
Title: Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:51 PM 03/16/2016
FILED 05:51 PM 03/16/2016
SR 20161694684 - File Number 2096937

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
ACORN ENERGY, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Acorn Energy, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

> **"FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 42 million shares, par value $.01 per share, all of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors."**

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 16th day of March, 2016.

By: /s/ Sheldon Krause
Authorized Officer
Title: Assistant Secretary
Name: Sheldon Krause

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:34 PM 06/28/2018
FILED 05:34 PM 06/28/2018
SR 20185429861 - File Number 2096937

STATE OF DELAWARE
CERTIFICATE OF CHANGE OF REGISTERED AGENT AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is ACORN ENERGY, INC.

2. The Registered Office of the corporation in the State of Delaware is changed to 1013 Centre Road, Suite 403-B (street), in the City of Wilmington, County of New Castle Zip Code 19805. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Vcorp Services, LLC.

3. The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By: ______________________
Authorized Officer

Name: Tracy Clifford
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:35 PM 09/06/2023
FILED 03:35 PM 09/06/2023
SR 20233430001 - File Number 2096937

CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

ACORN ENERGY, INC.

Acorn Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions authorizing an amendment to Article FOURTH of the Restated Certificate of Incorporation to effect a reverse stock split of the Corporation's common stock at a ratio to be selected by the Board of Directors between one-for-ten and one-for-twenty, if and as determined by the Board of Directors (the "Reverse Stock Split Proposal").

SECOND: That thereafter at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon approved the Reverse Stock Split Proposal.

THIRD: That the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to effect a reverse stock split at a ratio of one-for-sixteen (1-for-16) of the Corporation's issued (outstanding or treasury) shares of Common Stock (the "Reverse Stock Split").

FOURTH: That the amendment having been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of Acorn Energy, Inc., as amended to date, is hereby amended as follows:

Article FOURTH of the Restated Certificate of Incorporation, as amended to date, is hereby deleted and replaced by the following:

"FOURTH: CAPITAL STOCK.

A. Authorized Capital. The total number of shares of capital stock which the Corporation has authority to issue is 42 million shares, par value $.01 per share, all of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.

B. Reverse Split. At 5:00 PM EDT on September 7, 2023 (the "Effective Time"), each share of the Corporation's Common Stock, issued (either outstanding or held by the Corporation as treasury stock) immediately prior to the Effective Time (the "Old Common Stock"), will be automatically reclassified as and converted into one-sixteenth (1/16) of a share of Common Stock, par value $.01 per share, of the Corporation (the "New Common Stock"). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the reclassification and conversion following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Old Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share of New Common Stock, multiplied by the average of the closing sales prices of the Old Common Stock on the OTCQB Market for each of the ten (10) trading days preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

Any stock certificate or other record that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate or other record immediately prior to the Effective Time by one-sixteenth (1/16), rounded down to the nearest whole share (as well as the right to receive cash in lieu of any fractional shares of New Common Stock, as set forth above).

FIFTH: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 6th day of September 2023.

By: /s/ Jan Loeb
Name: Jan Loeb
Title: President and Chief Executive Officer